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                                                                    EXHIBIT 10.1




August 25, 2005


Mr. Vincent Donargo
8317 Courtney Drive
Fishers, IN  46038

Re:  Employment Terms

Dear Vince:

I am pleased to present you a conditional offer of employment for the position of Vice President, Chief Accounting Officer and Controller.

This letter sets forth our understanding relating to the terms of your employment with Brightpoint, Inc. ("Company").

     1. Effective on September 13, 2005 ("Commencement Date"), you will join the Company as Vice President, Chief Accounting Officer and Controller with responsibilities as discussed over the last several months. Your annualized base salary will be $170,000. Your base salary will be reviewed as part of our normal executive compensation process in 2006. Factors that may influence any potential increase include: a) market data and b) individual performance. In this position you will report to the Chief Financial Officer of Brightpoint, Inc. and/or his designees or such other person as determined by the Company, from time to time. The job description for your initial assignment will be mutually agreed upon prior to the Commencement Date.

     2. Effective in 2006, in addition to your base salary, you will be eligible to participate in the Company's Executive Bonus Plan, which will be paid at the discretion of the Company and consistent with the terms of our bonus plan as it may be established and modified in the future. The maximum annual bonus potential to be 50% of the above-referenced base salary.

     3. You will be eligible for coverage under the benefit plans we provide to our employees, such as medical, dental and life insurance as well as our 401(k) plan. Please review the enclosed benefits brochure for additional information.


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     4.   You will receive an Annual Paid Time Off (PTO) allowance of 24 days, which is pro-rated during your first year of employment.

     5. Subject to requisite approvals, I anticipate that you will receive a stock option grant of 5,000 shares, with a three year vesting schedule as required by the 2004 Long-Term Incentive Plan and subject to other terms and conditions. You will also be eligible to participate in the 2006 Brightpoint, Inc. Executive Equity Program. A copy of the 2005 plan is attached for your reference only.

Although our employment offer does not create a contract of employment or a specific term of employment, it is our hope and desire that this will be the beginning of a successful and mutually beneficial relationship. All Brightpoint employees are at-will employees, in the absence of a written contract signed by Brightpoint.

I appreciate you considering Brightpoint as your next employer and look forward to hearing from you soon. You may indicate your formal acceptance of the above stated conditional offer of employment by signing below and returning an executed copy of this offer to my attention in the enclosed return envelope.

Very truly yours,

/s/ Annette W. Cyr
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Annette W. Cyr
Sr. Vice President
Global Human Resources

Enc.




Accepted:

/s/ Vincent Donargo
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Vincent Donargo
Date: August 25, 2005